CONFIDENTIAL


                         March 11, 1997
               ----------------------------------



                     Satellite Services and
                  Space Segment Lease Agreement


                               for


                     USA Radio Network, Inc.

                        TABLE OF CONTENTS

                                                             Page
                                                            -----
1.   Superseding Agreement                                      1
2.   Definitions                                                1
3.   Term; Payment                                              1
4.   Taxes                                                      1
5.   Customer's Use of SCPC Channel                             1
6.   Equipment, Maintenance, and Signal Delivery
      Responsibilities                                          1
7.   Transition Period                                          1
8.   Risk of Loss and Insurance Requirements at CIT             2
9.   Indemnity                                                  2
10.  Interruptions and Technical Failures                       2
11.  Force Majeure                                              2
12.  SpaceCom Relocation Rights                                 2
13.  Conditional Protected Services                             3
14.  Assignment                                                 3
15.  No Consequential or Incidental Damages                     3
16.  Notices                                                    3
17.  Confidentiality                                            3
18.  Governing Law                                              3
19.  Arbitration                                                4
20.  Incorporation by Reference                                 4
21.  Severability                                               4
22.  Headings                                                   4
23.  Entire Agreement                                           4


Appendix One (Definitions)                                      5
Exhibit I (Payment Schedule)                                  6-7
Exhibit II (Technical Specifications)                           8
Exhibit III (Operating Specifications)                       9-10
Exhibit IV (Terms and Conditions Relating
   to Protected Satellite Services)                            11

      SATELLITE SERVICES AND SPACE SEGMENT LEASE AGREEMENT
      ----------------------------------------------------

     THIS AGREEMENT is entered into by and SpaceCom Systems, Inc.
("SpaceCom"), a Delaware corporation, (a wholly owned subsidiary of United Video Satellite Group, Inc.), with its principal offices at One Technology Plaza, 7140 South Lewis Avenue, in

     WHEREAS, SpaceCom has rights to certain specific satellite transmission services, including SCPC (as defined herein) space segment capacity on the Satcom C-5 Satellite (or replacement as designated by SpaceCom); and

     WHEREAS, SpaceCom has contracted with GE American
Communications, Inc. ("GE"), a "Satellite Service Provider" for such space segment capacity; and

     WHEREAS, Customer desires to contract with SpaceCom to use certain services and space segment capacity.

     NOW, THEREFORE, in consideration of the premises set forth above and the following mutual covenants, the parties hereto agree as follows:

     1. SUPERSEDING AGREEMENT. This Agreement shall supersede and replace all prior agreements and understandings between SpaceCom and Customer relating to the subject matter of this Agreement.

     2.   DEFINITIONS.  See Appendix One attached to this
Agreement.

     3. TERM; PAYMENT. The term of this Agreement shall commence upon execution by both parties and shall continue in effect through the end of the satellite life of the Satcom C-5 satellite (to be determined solely by SpaceCom), which is currently projected to be June 30, 2001. The Service Commencement Date of the SCPC Channel (as defined below) shall be February 24, 1997. In no event, however, shall the term of this Agreement exceed the term of SpaceCom's agreement with GE. Payment for services provided under this Agreement shall be in accordance with Exhibit I attached hereto. Payment for the SCPC Channel (as defined herein) shall continue until the end of the term of the Agreement regardless of whether Customer actually uses the SCPC Channel.

     4. TAXES. In addition to the monthly charges and other payments set out in Exhibit 1, Customer shall be solely responsible for any and all taxes or fees, including but not limited to any sales, use, value added or other taxes (excluding all forms of income tax) which are imposed by any local, state, or United States governmental entity on the services or goods provided by SpaceCom under this Agreement.

     5. CUSTOMER'S USE OF SCPC CHANNEL. SpaceCom shall make available to Customer and Customer accepts from SpaceCom the use of and agrees to pay SpaceCom for hereunder one (1) 128 kb/s digital audio QPSK Channel (the "SCPC Channel") located on Transponder 3 (the "SCPC Transponder") of the Satcom C-5 Satellite for SCPC delivery of Customer's signal. The SCPC Channel will have Technical Specifications as outlined in Exhibit 11 attached hereto.

     6.   EQUIPMENT, MAINTENANCE, AND SIGNAL DELIVERY
RESPONSIBILITIES.

     a. Customer accepts sole responsibility for delivering its signal to the CIT, including installation, operation and maintenance of all equipment (whether at Customer's location or CIT) required to effect delivery to the SCPC transmission equipment at the CIT. In this regard, Customer agrees that it shall provide redundant rack mountable equipment for use at the CIT. SpaceCom shall have the right to approve (approval of which will not be unreasonably withheld or delayed) the use, size, type of equipment, and installation of any of Customer's equipment to be installed at the CIT for purposes of delivering Customer's signal to the CIT. Customer shall at all times comply with the Operating Specifications set forth in Exhibit III to this Agreement. The location of Customer's equipment shall be determined by SpaceCom, and SpaceCom shall have the right to re-locate Customer's equipment as needed.

     b. SpaceCom shall at its cost provide, operate and maintain all SCPC transmission equipment, including, Wegener's QPSK modulators, required at the Chicago International Teleport (the "CIT" as herein defined) to transmit Customer's digital signal from the CIT to the SCPC Transponder.

     c. Customer shall at its cost equip, install and maintain all sites (or cause them to be equipped, installed and maintained) with any downlink equipment required for reception of Customer's SCPC Channel. SpaceCom shall have no liability due to any failure of Customer's sites to receive Customer's signal due to downlink equipment, installation, and/or maintenance provided by others.

     7. TRANSITION PERIOD. As stated elsewhere in this Agreement, Customer is solely responsible for all aspects of downlink equipment to receive Customer's SCPC Channel.
Customer's primary reason for use of the SCPC Channel is as a backhaul channel to GE's Vernon Valley satellite uplink facility.
As a courtesy to Customer,

SpaceCom is currently transmitting the SCPC Channel as a BPSK channel, rather than the contracted QPSK channel, due to the lack of a QPSK receiver at the Vernon Valley facility. Customer shall make its arrangements to have a QPSK receiver in place at the Vernon Valley facility as quickly as possible, and shall notify SpaceCom in writing as soon as the QPSK receiver is in place and available at the Vernon Valley facility, so that the transition from the BPSK channel to the contracted QPSK channel can be made. If, for any reason, the transition has not occurred by March 3 1, 1997, then beginning April 1, 1997, the monthly charge for the SCPC Channel will be increased to $4,400.00 per month until such time as the transition occurs.

     8.   RISK OF LOSS AND INSURANCE REQUIREMENTS AT CIT.

     a. Customer shall bear all risk of loss to its equipment or other property located at the CIT, regardless of the cause of any such loss.

     b. To cover its employees and/or agents performing work at the CIT, and Customer's equipment or other property located at the CIT, Customer shall carry and maintain at its own cost during the term of this Agreement, with insurance companies having an "A.M. Best's" rating of "A-" or better, the insurance indicated below as a minimum requirement:

       Type of Coverage                Limits of Liability
----------------------------     ----------------------------
Workers' Compensation            Statutory per State of Illinois
Employers Liability              $500,000
Commercial General Liability     $1,000,000
Occurrence Form
Broad Form Contractual
Liability

Customer shall furnish SpaceCom certificates evidencing such coverage stating that SpaceCom be provided with 30 days prior written notice of cancellation, non-renewal or reduction of limits. All policies shall contain an endorsement waiving subrogation rights of insurer against SpaceCom.

     c. Customer shall not by any act of commission or omission cause an increase in the rate of insurance or the cancellation of any insurance policy carried by SpaceCom covering the CIT.

     9. INDEMNITY. Customer shall indemnify, defend and hold SpaceCom and the Satellite Service Provider, their parent and affiliate corporations, officers, directors, employees agents, successors and assigns, harness from and against any and all losses, liabilities, claims, demands, costs, and expenses (including, but not limited to, reasonable attorneys' fees and costs of suit) arising out of or related directly or indirectly to Customer's use of the SCPC Channel. Customer's indemnification of SpaceCom and the Satellite Service Provider, their parent and affiliate corporations, officers, directors, employees agents, successors and assigns, shall include but not be limited to claims for libel, slander, infringement of copyright or patent, unauthorized use or infringement of trademark, trade name or service mark, arising out of or related to Customer's use of the SCPC Channel.

     10. INTERRUPTIONS AND TECHNICAL FAILURES. SpaceCom shall have no liability whatsoever for interruptions in satellite service that are caused (1) by Customer or Customer-provided facilities; (2) by sun transient outage; (3) by rain fade; or (4) by downlink-specific conditions such as downlink malfunction.. In the event of any interruption of satellite service or technical failure for any reason other than these four reasons, the SOLE AND EXCLUSIVE liability of SpaceCom shall be a pro rata refund of the monthly fee (as such fee is specified in Exhibit I hereto) paid by Customer for any period exceeding five (5) minutes in a one (1) hour period during which service shall not have been provided. No more than one full day's credit will be allowed for any period of twenty-four (24) hours. The length of the interruption shall be measured from the time Customer notifies SpaceCom of the interruption. Such pro rata refund shall be Customer's EXCLUSIVE REMEDY for such interruption of satellite service or technical failure, and Customer shall have no other remedy against SpaceCom or the Satellite Service Provider, their parent and affiliate corporations, officers, directors, employees agents, successors and assigns, with respect to any such interruption.

     11. FORCE MAJEURE. SpaceCom shall not be liable to Customer hereunder nor shall it be considered to be in breach of this Agreement due to SpaceCom's failure to perform its obligations hereunder in a timely manner as a direct result of any cause beyond its reasonable control, including but not limited to any natural calamity, work stoppage by any unaffiliated third party supplier, act of any public enemy or any military, civil or regulatory authority, a material change in any law or regulation governing the performance of the parties hereunder, disruption or outage of communication equipment, loss of electric power, damage or destruction to satellite equipment, or loss of access to applicable satellite transponder capacity.

     12.  SPACECOM RELOCATION RIGHTS.

     a. SpaceCom shall have the right to move the SCPC Channel to another transponder and/or satellite other than Transponder 3 on the Satcom C-5 Satellite, provided, however, that SpaceCom shall give Customer thirty (30) days' advance written notice of any planned move, and provided further, that SpaceCom shall not exercise this relocation right without good cause, such cause to be determined solely by SpaceCom.

     b. SpaceCom shall have the right to change the frequency of Customer's SCPC Channel. SpaceCom will not exercise this right without good cause, such cause to be determined solely by SpaceCom, and SpaceCom will give Customer a minimum of ten (10) days' advance written notice of the change of frequency.

     c. SpaceCom shall have the right during the term of this Agreement to relocate and/or reconfigure the CIT.


     13. CONDITIONAL PROTECTED SERVICES. SpaceCom will provide protected satellite service under this Agreement to Customer to the same extent that SpaceCom receives protected service from the Satellite Service Provider. SpaceCom has a current contract for full time fully protected service with GE, and that current service is summarized on Exhibit IV hereto.

     14. ASSIGNMENT. Customer shall not assign or transfer its rights, interest and obligations under this Agreement to any other parties without SpaceCom's prior written consent, which consent shall not be unreasonably withheld or delayed. Customer agrees that SpaceCom may assign or transfer its rights, interests and/or obligations under this Agreement.

     15.  NO CONSEQUENTIAL OR INCIDENTAL DAMAGES.  Except for
Customer's indemnification obligations pursuant to Paragraph 9 of this Agreement, in no event whatsoever shall either party have any liability to the other or to any other party for consequential or incidental damages.

     16. NOTICES. Notices to be given either party shall be sent by certified or registered mail, return receipt requested, by delivery service, or by personal delivery to the following parties at the following addresses:

     If to SpaceCom:     SpaceCom Systems, Inc.
                         One Technology Plaza
                         7140 South Lewis Avenue
                         Tulsa, Oklahoma 74136-5422
                         Attn:  Vice President/General Manager
                         Telephone:  (918) 488-4800
                         Facsimile:   (918) 488-4848

     If to Customer:     USA Radio Network, Inc.
                         2290 Springlake Road, Suite 107
                         Dallas, Texas 75234
                         Attn: Vice President and General Manager
                         Telephone:  (800) 484-3900
                         Facsimile:  (214) 241-6826
     17.  CONFIDENTIALITY.

     a. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement or any amendment, it may obtain certain confidential and/or proprietary information of the other party or the other party's customers, including the terms and conditions of this Agreement or any amendment ("Information"). Each party hereby agrees that all Information communicated to it by the other party or its customers, whether before or after the Execution Date shall be and was received in strictest confidence, shall be used only for purposes of this Agreement or any amendment, and shall not be disclosed by such receiving party, its agents or employees without the prior written consent of the disclosing party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party. The obligations imposed by this paragraph shall not apply to a party's Information, or any portion thereof, which is
(i) publicly known through no unauthorized act of the other party, (ii) independently developed by the other party, (iii) already known by the other party without an obligation of confidentiality, or (iv) rightfully received from a third party who is not obligated to keep such Information confidential. The obligations set forth in this paragraph shall survive termination of this Agreement or any amendment.

     b. While the specific terms of this Agreement, including pricing terms, are confidential, the existence of this Agreement shall not be confidential, and SpaceCom and Customer shall each have the other's approval and permission to distribute and/or publish news releases, advertisements, and any other type of marketing or promotional materials which contain non-confidential information such as the names and primary contacts of SpaceCom and Customer and a general description of the services contracted for under this Agreement.

     18. GOVERNING LAW. The parties hereto agree that this Agreement shall be deemed to have been executed and delivered in the State of Oklahoma, and it shall be governed by and construed in accordance with the laws of said State.

     19. ARBITRATION. Any dispute, claim or controversy in connection with or arising under this Agreement, its interpretation, validity or any breach hereof, which cannot be resolved between the parties within sixty (60) days after both parties are aware of the dispute, claim or controversy, shall be finally and exclusively resolved by arbitration under the rules of the American Arbitration Association then prevailing. The site for any arbitration hearing shall be Tulsa, Oklahoma. In resolving the dispute, the arbitrators shall be bound by the terms of this Agreement and the governing law of this Agreement. The non-prevailing party shall be assessed all arbitration fees and costs. The award of the arbitrators shall be final and binding. If it becomes necessary for either party to enforce an arbitration award by legal action, the other party shall pay all reasonable costs and attorney's fees incurred by the party seeking to enforce the award.

     20.  INCORPORATION BY REFERENCE.  Appendix One and Exhibits
I-IV attached to this Agreement, and the premises immediately preceding this Agreement, are hereby incorporated into this Agreement.

     21. SEVERABILITY. If any term or condition of this Agreement is ever found to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining terms and conditions of this Agreement and this Agreement, excluding only the invalid or unenforceable term or condition or portion thereof, shall continue to remain in full force and effect.

     22. HEADINGS. The headings of the sections of this Agreement have been set forth for ease of reference only and shall not be used to construe or interpret the terms and conditions of this Agreement hereto.
Entire Agreement. This Agreement represents the total understanding between the parties. There are no other agreements, representations, or warranties, whether oral or written, respecting the subject matter hereof. This Agreement may be amended or modified only by written amendment signed by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of the last signature hereto.

SpaceCom:                        Customer:

SPACECOM SYSTEMS, INC.,          USA RADIO NETWORK, INC.,
a Delaware corporation           a Texas corporation


By:  /s/                         By: /s/ David F. Reeder
   --------------------------       ---------------------------
Title:  Vice President               David F. Reeder
                                 Title:  Vice President and
Date:  3/11/17                           General Manager

                                 Date:     March 10, 1997

                          APPENDIX ONE
                          ------------

                           DEFINITIONS
                           -----------

AS USED IN THIS AGREEMENT:
-------------------------

     a. CIT - shall mean the Chicago International Teleport, SpaceCom's satellite transmission facility in Monee, Illinois.
     b. DOWNLINK - shall mean equipment provided by Customer and/or its customers for reception of the satellite signals and demodulation of the signals provided by Customer.
     c. SATELLITE SERVICE PROVIDER - shall mean GE American Communications, Inc. or the entity with which SpaceCom contracts for space segment capacity on any replacement of the SCPC Transponder.
     d. SCPC - shall mean a single-channel-per-carrier transmission method.
     e. SCPC CHANNEL - shall mean that channel described at paragraph 5 of the Agreement to which this Appendix is attached.
     f. SCPC TRANSPONDER - shall mean Transponder 3 on the Satcom C-5 Satellite on which SCPC space has been allocated.
     g.   SERVICE COMMENCEMENT DATE - shall mean February
24,1997.
     h. TECHNICAL SPECIFICATIONS - shall mean the technical specifications for the SCPC Channel as presented in Exhibit 11 attached to the Agreement to which this Appendix is also attached.